Contact:610-337-1000 Robert W. Krick, ext. 3141 Brenda Blake, ext. 3202	For Immediate Release:	May 31, 2005

AmeriGas Elects Gregory A. Pratt to
Its Board of Directors

VALLEY FORGE, Pa., May 31—AmeriGas Propane, Inc., general partner of AmeriGas Partners, L. P. (NYSE:APU), reported today that Gregory A. Pratt has been elected a director. Mr. Pratt is vice chairman of OAO Technology Solutions, Inc., a multi-national information technology services provider to global outsourcers, major corporations, health benefit organizations and government agencies headquartered in Greenbelt, Maryland.

Pratt, 56, joined OAO in 1998 as president and chief executive officer. Previously, he was founder, chairman and chief executive officer of Enterprise Technology Group, Inc., a software development and implementation firm headquartered in Philadelphia, Pennsylvania. He also served as a director, president and chief operating officer of Intelligent Electronics, Inc., a distributor and retailer of personal computers and provider of information technology services. Pratt is a director of Carpenter Technology Corporation, and the US Chess Center, a non-profit foundation. He is a 1973 graduate of Cheyney University, West Chester, Pennsylvania and received his masters degree in business administration from the Wharton Graduate School of the University of Pennsylvania. He is a certified public accountant.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 650 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 46% of the Partnership and individual unitholders own the remaining 54%.
Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-11 ### 5/31/05